Exhibit 99.1

NEWS RELEASE

Contact:	Donna D’Amico	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. REPORTS SECOND QUARTER RESULTS

Melville, New York, September 26, 2008......Park Electrochemical Corp. (NYSE-PKE) reported sales of $55,599,000 for its 2009 fiscal year second quarter ended August 31, 2008 compared to sales of $60,541,000 for last fiscal year’s second quarter ended August 26, 2007. Park’s sales for the first six months were $115,399,000 compared to sales of $117,618,000 for last year’s first six months.

Park reported net earnings of $4,937,000 for the second quarter ended August 31, 2008 compared to net earnings of $9,160,000 for the second quarter of last year.

For the six-month period ended August 31, 2008, Park reported net earnings of $12,494,000 compared to net earnings of $16,571,000 for last year’s first six-month period.

Park reported basic and diluted earnings per share of $0.24 and $0.61, respectively, for the second quarter and six-month period ended August 31, 2008 compared to basic and diluted earnings per share of $0.45 and $0.82 for last year’s second quarter and six-month period.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (866) 393-8397 and the required passcode is 65680649.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Tuesday, September 30, 2008. The conference call replay can be accessed by dialing (800) 642-1687 and entering passcode 65680649 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, structures and components principally for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation, coating technology and advanced composite structures and component design and fabrication. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Kansas (under construction), Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

The performance table (in thousands, except per share amounts–unaudited):

	13 weeks Ended		26 weeks Ended
	8/31/08	8/26/07	8/31/08	8/26/07
Sales	$55,599	$60,541	$115,399	$117,618
Net Earnings	$4,937	$9,160	$12,494	$16,571
Basic and Diluted Earnings Per Share:	$0.24	$0.45	$0.61	$0.82
Weighted Average Shares Outstanding:
Basic	20,458	20,325	20,412	20,265
Diluted	20,520	20,405	20,475	20,320

The comparative balance sheets (in thousands):

	8/31/08	3/2/08
	(unaudited)
Assets
Current Assets
Cash and Marketable Securities	$215,761	$213,978
Accounts Receivable, Net	34,403	37,466
Inventories	15,455	14,049
Other Current Assets	5,960	5,546

Total Current Assets	271,579	271,039
Fixed Assets, Net	50,611	47,188
Other Assets	12,856	9,180

Total Assets	$335,046	$327,407

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$13,489	$12,828
Accrued Liabilities	12,139	13,314
Income Taxes Payable	3,546	5,837

Total Current Liabilities	29,174	31,979
Deferred Income Taxes	4,851	4,851
Restructuring Accruals and Other Liabilities	4,036	4,224
Liabilities from Discontinued Operations	17,181	17,181

Total Liabilities	55,242	58,235
Stockholders’ Equity	279,804	269,172

Total Liabilities and Stockholders’ Equity	$335,046	$327,407

Equity Per Share	$13.67	$13.23

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended		26 Weeks Ended
	8/31/08	8/26/07	8/31/08	8/26/07
Net Sales	$55,599	$60,541	$115,399	$117,618
Cost of Sales	44,646	44,106	89,873	87,074
%	80.3%	72.9%	77.9%	74.0%
Gross Profit	10,953	16,435	25,526	30,544
%	19.7%	27.1%	22.1%	26.0%
Selling, General and Administrative Expenses	6,170	6,651	12,504	13,223
%	11.1%	10.9%	10.8%	11.3%
Earnings from Operations	4,783	9,784	13,022	17,321
%	8.6%	16.2%	11.3%	14.7%
Other Income	1,692	2,463	3,364	4,774
%	3.0%	4.0%	2.9%	4.1%
Earnings Before Income Taxes	6,475	12,247	16,386	22,095
%	11.6%	20.2%	14.2%	18.8%
Income Tax Provision	1,538	3,087	3,892	5,524
Effective Tax Rate	23.8%	25.2%	23.8%	25.0%
Net Earnings	4,937	9,160	12,494	16,571
%	8.9%	15.1%	10.8%	14.1%

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